Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), by and among Proficient Auto Logistics, Inc., a Delaware corporation (“Parent”), Hansen & Adkins Auto Transport, LLC, a California limited liability company, a wholly-owned subsidiary or Parent (the “Company”), and Steven Hansen, an individual (“Employee”), is dated as of August 13, 2026. Employee and the Company are each referred to as a “Party” and collectively, as the “Parties”.

WHEREAS, the Company and certain other parties have entered into an Equity Purchase Agreement dated as of August 10, 2026 (the “Purchase Agreement”) pursuant to which the Company will purchase all of the issued and outstanding equity securities of Hansen & Adkins, Inc., Hansen & Adkins Canada, Ltd. and Royal Truck Leasing, LLC.

WHEREAS, the Company desires to employ Employee following and contingent upon the closing of the transactions contemplated by the Purchase Agreement (the “Closing”) in the position of Advisor of the Company and Employee desires to be employed by the Company in such capacity, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties, intending to be legally bound, agree as follows:

1. Effective Date. This Agreement shall become effective upon the Closing (the “Effective Date”). If the Closing does not occur, this Agreement shall be null and void and without force or effect.

2. Term of Employment. The Company hereby agrees to employ Employee beginning on the Effective Date and ending on December 31, 2026, unless earlier terminated as provided in Section 5 (the “Employment Period”). The Company may, upon written notice to Employee no later than thirty (30) days prior to the expiration of the Employment Period, continue Employee’s employment beyond the expiration of the Employment Period, in which case Employee shall be considered an “at-will” employee and shall not be entitled to any payments or benefits under this Agreement upon any subsequent termination of employment for any reason whatsoever. During the Employment Period, Employee shall (i) devote such business time and attention as is reasonably necessary to perform his advisory duties for the Company and its subsidiaries and affiliates (collectively, with the Company, the “Company Group”); and (ii) endeavor in all respects to promote, advance and further the Company’s interests in all matters relating to such duties, including observance of and compliance with the Company’s rules and policies as adopted by the Company from time to time. Employee shall perform all assigned duties to the best of his or her abilities in a diligent, trustworthy, professional, businesslike and efficient manner.

3. Position and Duties.

(a) During the Employment Period, Employee will serve as an Advisor to the Company and Parent, reporting to the President and Chief Operating Officer of the Parent. Employee shall have such authorities and powers as are inherent to the undertaking of this position and necessary to carry out the commensurate duties and responsibilities of the position, provided, however, that Employee may not enter into any agreement or commitment on behalf of the Company or Parent unless Employee receives prior written authorization from the Parent. Notwithstanding the foregoing or any other provisions of this Agreement, Employee and the Company understand and agree that the responsibilities and duties of Employee may change from time to time due to changes in the nature, structure or needs of any of the Company Group’s businesses and that any such changes in Employee’s duties and responsibilities that are consistent with such changes in any of the Company’s or any other member of the Company Group’s businesses shall not constitute a reduction or increase in Employee’s duties and responsibilities for purposes of this Agreement. Nothing in this Agreement shall prohibit Employee from (i) making or holding passive investments, (ii) serving on boards of directors, advisory boards or similar governing or advisory bodies, or (iii) participating in charitable, civic, community or industry activities, in each case so long as such activities do not materially interfere with Employee’s performance of his duties under this Agreement, do not otherwise violate Employee’s confidentiality or other obligations to the Company Group, or violate the terms of the Purchase Agreement.

(b) The Parent will recommend that Employee be nominated by the Parent’s Nominating and Governance Committee to the Parent’s Board of Directors at, or prior to (subject to the Nominating and Governance Committee’s and the Parent’s Board of Directors’ discretion), the next stockholder meeting in May 2027.

4. Compensation. Subject to the terms and conditions of this Agreement, during the Employment Period, Employee shall be compensated by the Company for services as follows:

(a) Annual Base Salary. Employee’s total annual salary shall be $250,000 (the “Annual Base Salary”), less applicable deductions, payable in approximately equal installments under the Company’s general payroll practices.

(b) Benefits. Employee shall be provided with retirement, health, welfare and other fringe benefits to the same extent and on the same terms as those benefits are provided by the Company from time to time to other similarly situated employees of the Company; provided, that nothing in this Agreement will preclude the amendment or termination of such plans or programs. For the avoidance of doubt, Employee shall not be eligible for or entitled to any severance benefits.

(c) Holidays and Paid Time Off. Notwithstanding any policies of the Company to the contrary, during the Employment Period, Employee shall be entitled to take unlimited Paid Time Off in his discretion, provided it does not materially interfere with Employee’s provision of services under this Agreement. Accordingly, Employee shall not have a Paid Time Off allotment and shall not accrue any specific period of Paid Time Off.

(d) Expenses. Employee shall be reimbursed by the Company, on terms and conditions that are substantially similar to those applicable to other similarly situated employees of the Company, for reasonable documented out-of-pocket expenses for entertainment, travel, meals, lodging and similar items, consistent with the Company’s expense reimbursement policy, actually incurred by Employee while employed in the promotion of the Company’s or the Company Group’s business. Nothing in this Agreement will preclude the Company from amending or terminating its expense reimbursement policy.

5. Rights and Payments Upon Termination.

(a) Employee’s right to benefits and payments, if any, upon the effective date of the termination of Employee’s employment with the Company and all other members of the Company Group (the “Termination Date”) shall be determined in accordance with this Section 5.

(b) Employee’s employment with the Company Group may be terminated prior to the end of the Employment Period (1) due to Employee’s death or Disability, (2) by the Company at any time, for any reason or no reason (other than Cause (as defined below)), provided the Company Group provides Employee at least thirty (30) days prior written notice of its intention to terminate Employee, (3) by the Company at any time for Cause or (4) by Employee for any reason, provided Employee provides the Company at least thirty (30) days prior written notice of his intention to terminate. If Employee’s Termination Date occurs for any reason, Employee shall be entitled to: (i) any unpaid Annual Base Salary under Section 4(a) hereof for any period prior to the Termination Date; (ii) any accrued but unpaid benefits under Section 4(b) hereof for any period prior to the Termination Date; and (iii) any accrued but unused vacation under Section 4(c) for any period prior to the Termination Date to the extent provided for under the Company’s policies. Employee shall not be entitled to receive any other payments or benefits under this Agreement for periods after Employee’s Termination Date and the Company shall have no obligation to make any additional payments or provide any other benefits for periods after Employee’s Termination Date (except as may otherwise be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, other applicable law or the express terms of an employee benefit plan).

(c) “Cause” means, as determined by the Company in its reasonable good-faith discretion: (i) Employee’s refusal to (A) perform Employee’s duties and responsibilities as set forth herein or (B) to follow material lawful instructions issued by the Company; (ii) Employee’s intentional and persistent refusal or failure to comply in any material respect with any written policies or procedures of the Company Group; (iii) Employee’s willful, reckless or illegal misconduct; (iv) Employee’s engagement in any act or omission of willful misfeasance or willful nonfeasance with respect to Employee’s assigned duties; (v) Employee’s engagement in any act of theft, fraud, embezzlement, falsification of documents, misappropriation of funds or other assets or in any misconduct which is or reasonably may be damaging to the goodwill, business or reputation of the Company Group; (vi) Employee’s breach of a fiduciary duty to the Company Group and any of their affiliates; (vii) Employee’s conviction by a court of competent jurisdiction of, or Employee’s pleading guilty or nolo contendere to, any felony or crime (A) involving moral turpitude or (B) that relates to, or has a material adverse effect on the business or reputation of, the Company Group; or (viii) Employee’s material breach of any of his obligations contained in any agreement between Employee and the Company Group.

(d) “Disability” means the Employee has been determined to be disabled under the Company’s long-term disability plan then in effect.

6. Confidentiality.

(a) Generally. In connection with Employee’s employment, Employee will be entrusted with knowledge of the Company Group’s confidential and proprietary information and trade secrets, including their businesses, product information, operational methods, technology, customer lists and strategy. The Company Group wishes to protect the foregoing information through the restrictions and covenants specified herein. Employee recognizes that such information of the Company Group requires protection, and Employee is willing to protect such information through the restrictions and covenants specified herein.

(b) Confidential Information. Employee acknowledges and agrees that the Confidential Information is the property of the Company Group. Accordingly, except as may be required by applicable law or the lawful order of a court or regulatory body, or except to the extent that Employee has express authorization from the Company Group to do otherwise, Employee will keep secret and confidential indefinitely all Confidential Information and not disclose such Confidential Information, either directly or indirectly, in any capacity whatsoever, either on his or her own behalf or on behalf of any other person or entity, or use it in any way. For purposes of this Agreement, “Confidential Information” means all non-public information, observations or data relating to any member(s) of the Company Group which Employee learns through the Employee’s employment with the Company, whether or not a trade secret within the meaning of applicable law, including but not limited to: (1) new products and new product development; (2) marketing strategies and plans, market experience with products, and market research; (3) formulas, research in progress and unpublished manuals or know how devices, methods, techniques, processes and inventions; (4) regulatory filings and communications; (5) identity of and relationship with licensees, licensors or suppliers; (6) finances, financial information and financial management systems; (7) technological and engineering data; (8) customer lists and identities of and information concerning customers, vendors and suppliers and prospective customers, vendors and suppliers; (9) development, expansion and business strategies, pricing strategies, plans and techniques; (10) computer programs; (11) research and development activities; (12) litigation and pending litigation; (13) Work Product (as defined below); (14) personnel information; and (15) any other information or documents which Employee knows or should know is proprietary or confidential. Employee understands and agrees that Confidential Information includes information developed by Employee in the course of his or her employment with the Company as if the Company furnished the same Confidential Information to Employee in the first instance.

(c) Requests. To the extent that any court or agency seeks to have Employee disclose Confidential Information, and to the extent allowed by law, Employee shall promptly inform the Company, and Employee shall take such reasonable steps to prevent disclosure of Confidential Information until the Company has been informed of such requested disclosure. To the extent that Employee obtains information on behalf of the Company Group that may be subject to attorney-client privilege as to any member(s) of the Company Group’s attorneys, Employee shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.

(d) Trade Secrets. In compliance with 18 U.S.C. § 1833(b) (“Section 1833(b)(1)”), as established by the Defend Trade Secrets Act of 2016, Employee is given notice of the following immunities listed in Sections 1833(b)(1) and (2) (Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing): (1) IMMUNITY. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(e) Return of Property. Upon the Termination Date or at the Company’s earlier request, Employee will promptly return to the Company any and all records, documents, data, memoranda, reports, physical property, information, computer disks, tapes or software or other materials, and all copies thereof, relating to any of the businesses of the Company Group obtained by Employee during his or her employment with any member(s) of the Company Group. Employee further agrees to deliver to the Company, at its request, any computers in Employee’s possession or control which have contained any Confidential Information for the purpose of ensuring that all Confidential Information stored on the computers has been delivered to the Company.

(f) Cooperation in Certain Matters. Employee agrees that, during the Employment Period and after the Termination Date, Employee will cooperate with the Company in any current or future or potential legal, business or other matters in any reasonable manner as the Company may request, including but not limited to meeting with and fully answering the questions of the Company or its representatives or agents, and in any legal matter testifying and preparing to testify at any deposition or trial; provided, however, that this Section 6(f) shall not apply with respect to any claims made against Employee arising out of this Agreement. The Company agrees to compensate Employee for any reasonable expenses incurred as a result of such cooperation. Should Employee be compelled to testify, nothing in this Agreement is intended or shall prohibit Employee from providing complete and truthful testimony.

(g) Work Product. Employee agrees that all inventions, innovations, discoveries, improvements, developments, trade secrets, processes, procedures, methods, designs, analyses, drawings, reports and all similar or related information which relates to any member of the Company Group’s actual or anticipated businesses, research and development or existing or future products or services and which are conceived, developed or made, in whole or in part, by the Employee while employed by any member(s) of the Company Group (“Work Product”) belong to the Company Group. Employee shall promptly inform the Company of such Work Product, and shall execute such assignments as the Company or other member(s) of the Company Group may request to transfer to the Company or other member(s) of the Company Group the benefits of the Work Product, in whole or in part, or conceived by Employee either alone or with others, which result from any work which Employee may do for or at the request of the Company or any other member(s) of the Company Group, whether or not conceived by Employee while on holiday, on vacation, or off the premises of the Company, including such of the foregoing items conceived during the course of employment which are developed or perfected after the Termination Date. Employee shall assist the Company, any other member(s) of the Company Group, or its respective nominee to obtain patents, trademarks and service marks and Employee agrees to execute all documents and to take all other actions which are necessary or appropriate to secure to the Company Group the benefits thereof. Such patents, trademarks and service marks shall become the property of the Company Group. Employee shall deliver to the Company all sketches, drawings, models, figures, plans, outlines, descriptions or other information with respect thereto.

(h) Disclosures. This Agreement shall not in any way prevent Employee from cooperating with any investigation by any federal, state or local governmental agency. Nothing in this Agreement prohibits Employee from reporting possible violations of applicable law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation.

7. Code Section 409A. The intent of the Parties is that payments and benefits under the Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted the Agreement shall be interpreted to be in compliance therewith or exempt therefrom. To the extent any such cash payment or continuing benefit payable upon Employee’s termination of employment is nonqualified deferred compensation subject to Code Section 409A, then, only to the extent required by Code Section 409A, such payment or continuing benefit shall not commence until the date that is six (6) months after the date of separation from service. All references in this Agreement to Employee’s termination of employment shall mean a “separation from service” within the meaning of Code Section 409A and Treasury Regulation Section 1.409A-1(h)(1)(ii). Any series of payments hereunder shall be considered a series of separate payments for purposes of Code Section 409A. To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Code Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation §1.409A-3(i)(1)(iv) (or any similar or successor provisions). The preceding shall not be construed as a guarantee of any particular tax effect or indemnity for Employee’s compensation and benefits, and the Company does not guarantee that any compensation or benefits provided under this Agreement will satisfy the provisions of Code Section 409A.

8. No Conflict. Employee represents that Employee is not a party to any agreement with any third party containing a non-competition provision or other restriction that would prohibit or restrict Employee’s employment with the Company or any part of the services that Employee provides to the Company, the Company Group or their respective clients. Moreover, Employee represents that Employee is not limited by any court order or other legal obligation from performing any assigned duties for the Company or the Company Group and Employee has no rights that may conflict with the interests of the Company or the Company Group or with Employee’s obligations hereunder.

9. Change of Title, Duties. Employee agrees that if, at any time during the Employment Period, Employee’s title or duties are changed by the Company, or Employee is transferred to employment with any other member of the Company Group, Employee will continue to be bound to the terms and conditions of this Agreement.

10. Validity. If any one or more of the provisions contained in the Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

11. Reasonableness of Restrictions/Injunctive Relief.

(a) Employee acknowledges that his or her rights to disclose Confidential Information and trade secrets are limited hereby only to the extent necessary to protect the Company and the Company Group and that, in the event Employee’s employment with the Company terminates for any reason, Employee will be able to earn a livelihood without violating the foregoing restrictions. Employee acknowledges that the restrictions cited herein are reasonable and necessary for the protection of the Company’s and the Company Group’s legitimate business interests.

(b) Employee acknowledges that because the services to be rendered by Employee are of a special, unique and extraordinary character and because, in connection with such services, Employee has access to Confidential Information and Work Product vital to the Company’s and the Company Group’s business, money damages would be an inadequate remedy for any breach of this Agreement. By reason of this, Employee consents and agrees that in the event of a breach or threatened breach of this Agreement by Employee, the Company would sustain irreparable harm and, therefore, in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to an injunction from any court of competent jurisdiction (without posting a bond or other security) restraining Employee from committing or continuing any such violation of this Agreement, including, without limitation, restraining Employee from disclosing, using for any purpose, selling, transferring or otherwise disposing of, in whole or in part, any trade secrets, Confidential Information, proprietary information, client or customer lists or other information pertaining to the financial condition, business, manner of operation, affairs, plans or prospects of the Company. Employee acknowledges that damages at law would not be an adequate remedy for violation of this Agreement, and Employee therefore agrees that the provisions may be specifically enforced against Employee in any court of competent jurisdiction. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.

12. Withholding. All compensation payable under this Agreement shall be subject to customary withholding taxes and other employment taxes as required with respect to compensation paid by a corporation to an employee and the amount of compensation payable hereunder shall be reduced appropriately to reflect the amount of any required withholding. The Company shall have no obligation to make any payments to Employee or to make Employee whole for the amount of any required taxes.

13. Successors. This Agreement shall be binding on, and inure to the benefit of, the Company and its successors and assigns and any person acquiring, whether by purchase of membership interests, merger, reorganization, consolidation, by purchase of assets or otherwise, all or substantially all of the assets of the Company. Employee agrees that the Company may assign its rights and obligations under this Agreement. Employee may not assign this Agreement.

14. Nonalienation. The interests of Employee under this Agreement are not subject to the claims of his or her creditors, other than the Company, and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered.

15. Notification. Employee shall notify all future employers of the existence of Section 6 of this Agreement and the terms hereof, to the extent then still in effect. Employee will also provide the Company with information the Company may from time to time request to determine Employee’s compliance with the terms of this Agreement. Employee hereby authorizes the Company to contact Employee’s future employers and other parties with whom Employee has engaged or may engage in any business relationship to determine Employee’s compliance with this Agreement and to communicate the contents of this Agreement to such employers and parties.

16. Right of Set Off. In the event of a breach by Employee of the provisions of this Agreement, the Company is hereby authorized at any time and from time to time (and Employee hereby agrees to execute any necessary documents consenting to such authorization), to the fullest extent permitted by law, and after ten (10) days prior written notice to Employee, to set-off and apply any and all amounts at any time held by the Company on behalf of Employee under this Agreement and all indebtedness at any time owing by the Company to Employee against any and all of the obligations of Employee now or hereafter existing.

17. Governing Law. In the event of any dispute arising under this Agreement, it is agreed that the laws of the State of California shall govern the interpretation, validity and effect of this Agreement without regard to the place of performance or execution thereof.

18. Enforcement. The Parties hereby submit to the jurisdiction and venue of any state or federal court located within the City of Los Angeles in the State of California and/or the Central District of California for resolution of any and all claims, causes of action or disputes arising out of, related to or concerning this Agreement and agree that services by registered mail to the addresses set forth below shall constitute sufficient service of process for any such action. If any Party is required to seek enforcement of any of the provisions of this Agreement, the Party bringing the action will be entitled to recover from the other Party(ies) its reasonable attorneys’ fees plus costs and expenses as to any issues on which it prevails.

19. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile, portable document format (a/k/a “.pdf”) or other electronic transmission, provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a Party may designate by notice to the other Parties):

if to the Company, to: Amy Rice President and Chief Operating Officer 12276 San Jose Blvd, Suite 426, Jacksonville, FL 32223 Email: ARice@proautologistics.com Tel: (904) 752-9985	if to Employee, to: Steven Hansen 3 Johns Canyon Rd Rolling Hills, CA 90274 Email: steve@hansenadkins.com Tel: 310-940-2056

20. Waiver of Breach. The waiver by either the Company or Employee of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Company or Employee. Continuation of payments hereunder by the Company following a breach by Employee of any provision of this Agreement shall not preclude the Company from thereafter terminating said payments based upon the same violation.

21. Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of Employee’s employment with the Company.

22. Acknowledgment by Employee. Employee represents to the Company that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement and that he understands its terms. Employee acknowledges that, before assenting to the terms of this Agreement, Employee has been given a reasonable time to review it, to consult with counsel of his choice, and to negotiate at arm’s-length with the Company as to the contents.

23. Other Agreements and Modification. This Agreement constitutes the sole and complete Agreement between the Company and Employee and supersedes all other agreements, both oral and written, between the Company and Employee with respect to the matters contained herein. No verbal or other statements, inducements, or representations have been made to or relied upon by Employee. This Agreement may only be amended or cancelled by written mutual agreement executed by the parties. The Parties have read and understand this Agreement.

24. Ambiguities. This Agreement has been negotiated at arms-length between persons knowledgeable in the matters dealt with herein. In addition, each Party has been represented by experienced and knowledgeable legal counsel. Accordingly, the Parties agree that neither the Company nor Employee is the drafting Party and that any rules of law or any other statutes, legal decisions or common law principles of similar effect that require interpretation of any ambiguities in this Agreement against the Party that has drafted it are of no application and are hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to give effect to the intentions of the Parties.

25. Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original instrument and all of which together shall constitute a single instrument. Execution and delivery of this Agreement by electronic exchange bearing the copies of a Party’s signature shall constitute a valid and binding execution and delivery of this Agreement by such Party. Such electronic copies shall constitute enforceable original documents.

* * * * *

IN WITNESS WHEREOF, Employee has hereunto set his or her hand, and the Company has caused these presents to be executed in their names and on their behalf, as of the date above first written.

THE COMPANY:

Hansen & Adkins Auto Transport, LLC

By:	/s/ Amy Rice
Name:	Amy Rice
Title:	Authorized Signatory

THE PARENT:

Proficient Auto Logistics, Inc.

By:	/s/ Amy Rice
Name:	Amy Rice
Title:	Authorized Signatory

EMPLOYEE:

/s/ Steve Hansen
Steven Hansen

Signature Page

Employment Agreement